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                          Securities and Exchange Commission

                                Washington, D.C.  20549
                                        Form 8-K

                                   Current Report
    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported)    January 22, 1997



                             SCRIPTEL HOLDING, INC.
                 (Exact name of registrant as specified in its charter)

  Delaware                        0-20938                         31-1069865
(State or other jurisdiction    ( Commission                  ( IRS Employer
  of incorporation)              file number)              Identification No.)


4153 Arlingate Plaza        Columbus, OH         43228
( Address of principal executive offices)

                                (614) 276-8402
                         (Registrant's telephone number,
                               including area code)

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Item 9.  Sales Of Equity Securities Pursuant To Regulation S

A. On January 22, 1997, the Company sold and issued 1,000,000 shares of common stock to a foreign investor at a price of $0.10 per share. The shares were issued under the provisions of Regulation S promulgated by the Securities and Exchange Commission ("Regulation S"). The Company received cash proceeds of $100,000 on January 22, 1997. The Company paid a $13,000 cash commission to Alexander, Wescott & Co., Inc. ("Wescott"), the placement agent for the shares. Under an agreement with Wescott, the Company will also issue to Wescott warrants to purchase 100,000 shares of common stock at an exercise price of $0.10 per share and which will expire five years after issuance.
Such warrants will be issued under the provisions of Rule 144 promulgated by the Securities and Exchange Commission ("Rule 144"). The closing market bid price of the Company's common stock on January 22, 1997 was $0.17 per share.

B. On January 28, 1997, the Company issued 1,000,000 shares of common stock to another foreign investor at a price of $0.10 per share. The shares were issued under the provisions of Regulation S. The Company received cash proceeds of $100,000 on January 28, 1997. The Company paid a $13,000 cash commission to Wescott for placing the shares. The Company will also issue to Wescott warrants to purchase 100,000 shares of common stock at an exercise price of $0.10 per share and which will expire five years after issuance. Such warrants will be issued under the provisions of Rule 144. The closing market bid price of the Company's common stock on January 28, 1997 was $0.14 per share.

C. The current agreement with Wescott indicates that any further sales of common stock to foreign investors through Wescott will be on the same terms as above.

D. As reported in a Form 8-K dated December 19, 1996, a debenture issued in November 1996 had been converted into 1,001,151 shares at a conversion rate of $0.20 per share. These shares were issued under the provisions of Regulation
S. Wescott was the placement agent. The Company also reported that due to a change in price of the Company's common stock, the conversion terms were amended and approximately 1,000,000 additional shares were to be issued on the conversion. In January 1997, the Company issued these additional shares (1,001,151 shares) on conversion of the debenture under the provisions of Regulation S, effectively setting the conversion terms at $0.10 per share.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

February 3, 1997
Scriptel Holding, Inc.
(Registrant)

By:   /s/ Frederick A. Niebauer
          Frederick A. Niebauer
          Treasurer  (principal financial and accounting officer)